Exhibit 99.1

ENERGY SERVICES OF AMERICA ANNOUNCES ACQUISITION

Huntington, WV   April 6, 2022- Energy Services of America Corporation (the “Company” or “Energy Services”) (Nasdaq: ESOA) formed a newly wholly owned subsidiary Tri-State Paving Acquisition Company, Inc., a West Virginia corporation, which has entered into an Asset Purchase Agreement with Tri-State Paving & Sealcoating, LLC (“Tri-State Paving” or “TSP”), a West Virginia corporation located in Hurricane, West Virginia to acquire substantially all of the assets of Tri-State Paving for $7.5 million in cash, a $1.0 million seller note, and $1.0 million in the Company’s common stock. The Company expects the transaction will close on April 29, 2022.

David Corns will continue his role as President of Energy Services’ new subsidiary and commented on the announcement. “This is the special type of business combination where everyone involved wins. Our customers, and especially our employees, will all benefit from the additional resources provided by our becoming part of the Energy Services family of companies. Over the last eighteen years TSP built our reputation around safety, quality, and customer service. We are a natural fit with Energy Services, and I am excited to see what the future holds for this new alliance.

Douglas Reynolds, President, commented on the announcement. “Tri-State Paving is a great company, and this acquisition extends and deepens our services offered to water distribution utilities. Increasing our exposure in the growing water market is a key strategic initiative for Energy Services, which makes Tri-State Paving a great fit.” Reynolds continued “We are also very pleased that David Corns had agreed to stay on with us. David has a tremendous amount of knowledge and experience in the industry, and we look forward to working with him.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 700+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source:	Energy Services of America Corporation

Contact:	Douglas Reynolds, President
(304)-522-3868